EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

March 14, 2012

USEC Reports Financial Results for the Fourth Quarter and Full Year 2011

•	Net loss of $540.7 million reflects expenses of American Centrifuge program, a $369.1 million non-cash tax-related valuation allowance and lower profit margin
•	Cash flow from operations of $56.3 million
•	2012 guidance limited pending decisions regarding Paducah plant

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported a net loss for the year ended December 31, 2011 of $540.7 million or $4.48 per basic and diluted share, primarily reflecting the impact of write-offs associated with the American Centrifuge project, tax-related valuation allowances and lower profit margin. This compares to a net income of $7.5 million or 5 cents per diluted share (7 cents per basic share) for 2010.

The tax-related valuation allowance and charge for the previously capitalized centrifuge machines were taken in the fourth quarter ended December 31, 2011. USEC reported a net loss of $496.0 million or $4.09 per basic and diluted share in the fourth quarter of 2011 compared to net income of $9.0 million or 5 cents per diluted share (8 cents per basic share) for the same quarter of 2010. The charge and the valuation allowance did not affect the company’s cash flow from operations.

The significant loss for 2011 reflects the confluence of several factors. Expense for advanced technology, primarily related to the American Centrifuge project, totaled $273.2 million, including $127.1 million of previously capitalized work in progress related to earlier centrifuge machines that were determined to no longer be compatible with the commercial plant design. In the second quarter of 2011, USEC also expensed $9.6 million of previously capitalized construction work in progress costs for machines that were damaged during lead cascade operations. Beginning in the fourth quarter of 2011, all American Centrifuge related project costs incurred have been expensed, including interest expense that previously would have been capitalized.  Advanced technology expense in the fourth quarter was $187.0 million.

The Company also recorded a full valuation allowance for the net deferred tax assets of $369.1 million due to cumulative losses incurred in recent years and due to the substantial uncertainty of generating future taxable income that would lead to realization of the net deferred tax assets. Gross profit declined $74.2 million in 2011 compared to 2010, reflecting lower sales volume and higher costs for separative work units (SWU) and uranium sold and the effect of pension plan and postretirement benefit plan curtailment charges related to the conclusion of contract services work at the former Portsmouth Gaseous Diffusion Plant (GDP).

“Throughout 2011, USEC worked diligently to overcome a number of significant challenges facing the Company,” said John K. Welch, USEC president and chief executive officer. “Despite the lack of a conditional commitment for a loan guarantee, DOE’s proposal to share costs in a two-year research, development and demonstration program reflects the importance the U.S. government places on having a source of domestic uranium enrichment.”

Welch said, “This year will present additional challenges as we continue operating under significant competitive and cost pressures, and we make important decisions regarding the future of the Paducah plant. Nonetheless, we expect to sell more than 10 million SWU in 2012. These sales will come from our substantial inventory, from Paducah commercial production through at least midyear, and from our supply contract with Russia.

“Notwithstanding these challenges, we are focused on using our strengths as we transition our business and operations.  We have a decades-long reputation with our customers around the world for delivering their nuclear fuel requirements in-spec and on time.  We have a proven record of obtaining increased efficiency from our enrichment operations and working with our regulators to achieve a strong track record of compliance,” Welch said.

 “Looking ahead, we have a highly efficient commercial centrifuge machine that has the potential to substantially reduce our power requirements and is an opportunity to position us as a low-cost producer in the long term.  We are focused on a path to remain a leading supplier of enrichment to our customers and a contributor to U.S. national security,” he said.

Revenue

Revenue for the fourth quarter was $462.4 million, a decrease of 31 percent compared to the same quarter of 2010. Revenue from the sale of SWU for the quarter was $394.2 million compared to $519.6 million in the same period of the prior year. Revenue from the sale of uranium was $28.7 million, a decrease of $42.9 million from the same quarter last year. Revenue from our contract services segment was $39.5 million compared to $75.2 million in the fourth quarter last year.

For the full year, revenue was $1.67 billion, a decrease of $363.6 million from 2010. SWU volume declined 15 percent year over year reflecting the variability in timing of utility customer orders. The average SWU prices billed to customers increased 3 percent compared to 2010, reflecting the general trend of higher prices under contracts signed in recent years. The volume of uranium sold declined 53 percent and the average price billed to customers increased 20 percent. Revenue from the contract services segment was $209.1 million, a 25 percent decrease year over year due primarily to the completion of clean-up activities at the former Portsmouth GDP in September 2011.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered. At December 31, 2011, deferred revenue totaled $181.5 million, compared to $176.1 million at December 31, 2010. The gross profit associated with deferred revenue as of December 31, 2011, was $6.0 million.

A majority of reactors served by USEC are refueled on a 12-to-24-month cycle, and this can lead to significant quarterly and annual swings in SWU sales volume that reflects the mix of refueling cycles. Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

Cost of Sales, Gross Profit Margin, Expenses and Other Income

Cost of sales for 2011 for SWU and uranium was $1.39 billion, a decrease of $232.1 million compared to 2010. The 14 percent change is a result of the decline in SWU and uranium sold, partially offset by higher unit costs. Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs. Cost of sales per SWU in 2011 was negatively impacted by higher purchase costs under the Russian Contract, higher per SWU production costs and the carry-forward effect of high costs in prior periods.

Production costs declined $57.1 million or 7 percent in 2011 compared to 2010. This was primarily a result of a 10 percent reduction in overall production volume partially offset by a 4 percent increase in unit production costs. USEC purchased 11 percent fewer megawatt hours with the average cost per megawatt hour increasing 3 percent, reflecting higher fuel cost adjustments by the Tennessee Valley Authority (TVA) as well as the fixed, annual increase in the TVA contract price. The higher costs under the TVA contract were partially offset by supplemental power purchases in the summer months at lower market-based prices than the prior year. Purchase costs for the SWU component of LEU under the Russian Contract increased $20.5 million in 2011 compared to 2010 due to a 3 percent increase in the purchase cost per SWU. Purchase prices paid under the Russian Contract are set by a pricing formula that includes market-based price points.

In the contract services segment, cost of sales was $196.5 million in 2011, a decrease of $57.3 million or 23 percent. The net decrease was due primarily to the substantial completion of contract work at the former Portsmouth plant at September 30, 2011.

The gross profit for 2011 was $84.2 million, a decrease of $74.2 million or 47 percent over the previous year. The gross profit margin for the year was 5.0 percent compared to 7.8 percent in 2010. The lower gross profit margin primarily reflects lower margins in the LEU segment. In addition, the profitability of the contract services segment declined $11.5 million, primarily due to additional cold shutdown services performed at the Portsmouth site and contract fee recognition on certain contracts in 2010 as well as $5.1 million in pension plan and postretirement benefit plan curtailment charges in 2011. Gross profit from NAC was $8.8 million in 2011, an increase of $3.3 million year over year.

Advanced technology expenses, primarily related to the demonstration of the American Centrifuge technology, were $273.2 million for the full year of 2011, an increase of $163.0 million compared to 2010. As previously disclosed, USEC expensed $136.7 million of capitalized work-in-progress cost related to damaged centrifuge machines as well as earlier machines that were determined to no longer be compatible with the commercial plant design. In addition, $9.9 million was expensed in the fourth quarter of 2011 for previously capitalized amounts related to prepayments made to a supplier for the American Centrifuge Plant (ACP). The Company’s contract with this supplier could not be extended and this amount represents the remaining balance for prepayments for materials that USEC will not purchase under the contract.

Beginning with the start of the fourth quarter of 2011, all ACP-related project costs incurred have been expensed, including interest expense that previously would have been capitalized. Spending at the reduced levels relates primarily to development and maintenance activities rather than capital asset creation. USEC also expects to expense costs under the research, development and demonstration (RD&D) program as incurred. Capitalization of expenditures related to ACP has ceased until commercial plant deployment resumes.

Advanced technology costs include expenses in 2011 of $1.6 million compared to $2.4 million in 2010 by NAC to develop and expand its MAGNASTOR® technology and its transportation counterpart, MAGNATRAN.

Selling, general and administrative expenses in 2011 were $62.1 million, an increase of $3.2 million compared to 2010. The higher expense reflects an increase of $1.8 million in consulting costs and an increase of $0.3 million in director compensation related to two additional directors in 2011.

In January 2011, USEC executed an exchange with a noteholder whereby the Company received convertible notes with a principal amount of $45 million in exchange for 6,952,500 shares of common stock, and cash for accrued but unpaid interest on the convertible notes. In connection with this exchange, a gain on debt extinguishment of $3.1 million was recognized in the first quarter of 2011.

During 2010, USEC worked under a cooperative agreement entered into with DOE to provide for pro-rata cost sharing support for continued funding of American Centrifuge activities with a total cost of $90 million. In 2010, USEC made qualifying American Centrifuge expenditures of $88.8 million, and DOE’s pro-rata share of 50 percent, or $44.4 million, was recognized as other income in 2010. The program was completed in January 2011 when USEC made the remaining expenditures and recognized the income in the first quarter of 2011.

Future tax consequences of temporary differences between carrying amounts for financial reporting purposes and USEC’s estimate of the tax bases of its assets and liabilities result in deferred tax assets and liabilities. In 2011, the net increase of $369.1 million in the valuation allowance reduced the net deferred tax assets to their realizable value as of the end of the year. A full valuation allowance against net deferred taxes was recorded in 2011 due to cumulative losses incurred in recent years and due to substantial uncertainty to generate future taxable income that would lead to realization of the net deferred tax assets.  The ultimate realization of the net deferred tax assets is dependent upon generating sufficient taxable income in future years when deferred tax assets are recoverable or are expected to reverse.

Cash Flow

At December 31, 2011, USEC had a cash balance of $37.6 million compared to $151.0 million at December 31, 2010. Cash flow from operations in 2011 was $56.3 million compared to cash flow from operations of $22.5 million in the previous year. Positive cash flow resulted from the decline in accounts receivable of $146.6 million. Net inventories increased $75.2 million representing higher unit costs. Capital expenditures, primarily related to construction of the ACP, totaled $152.8 million during 2011 compared to $162.2 million in 2010. As noted above, USEC ceased capitalizing spending on the ACP as of September 30, 2011.

On March 13, 2012, USEC extended its credit facility with a group of lenders. JPMorgan Chase Bank serves as administrative and collateral agent for the facility that expires on May 31, 2013. The amended facility of up to $235.0 million includes a revolving credit facility of up to $150 million (including up to $75 million in letters of credit) and a term loan of $85 million. This replaces the credit facility that included a term loan of $85 million that expires May 31, 2012. Additional details regarding the credit facility can be found in the Form 8-K Current Report filed March 13, 2012.

Transition of Contract Services Segment

Historically, the majority of revenues from the contract services segment resulted from work performed under contract with DOE to maintain and prepare the former Portsmouth GDP for decontamination and decommissioning (D&D). On September 30, 2011, contracts for maintaining the Portsmouth facilities and performing services for DOE expired, and USEC completed the transition of facilities to a new DOE contractor responsible for the D&D of the Portsmouth site. Consequently, USEC ceased providing government contract services at Portsmouth on September 30, 2011. The Company will continue to provide limited services to DOE and its contractors at the Paducah site and at the Portsmouth site related to facilities we continue to lease for the ACP. Revenue from the contract services segment, however, will decrease compared to prior periods and will be comprised primarily of revenue generated by NAC.

NAC provides nuclear energy services and technologies, specializing in design, fabrication and implementation of spent nuclear fuel technologies, including the high capacity MAGNASTOR system. NAC also provides consulting services and nuclear materials transportation.

2012 Outlook

USEC will make a number of decisions during 2012 regarding its business that will significantly affect financial results for the year, and future years. For example, the decision regarding when to cease enrichment at the Paducah plant will affect cost of production and ultimately cost of sales. We are also working with DOE and Congress regarding funding for the RD&D program. USEC has entered into an agreement with DOE that enables us to spend up to $44 million under the RD&D program, which is expected to fund program activities through March 31, 2012. As a consequence, the amount of advanced technology expense beyond the first quarter is uncertain. Given this uncertainty in two significant areas of business, USEC is providing limited guidance for 2012 at this time.

Regardless of the decision on continued operation of Paducah, USEC has significant sales of SWU in our backlog for delivery in 2012. Revenue from the sale of SWU is expected to be in a range of $1.45 and $1.50 billion, or roughly $100 to $150 million more than 2011. Uranium revenue will be dependent on the level of Paducah production in 2012 because uranium available for sale is a function of underfeeding the enrichment process. We anticipate buying 5.5 million SWU from Russia under the Megatons to Megawatts program during 2012. Under the pricing formula, the price paid to Russia will increase 2 percent compared to deliveries in 2011.

In prior years, contract work at the former Portsmouth GDP for DOE represented approximately three-quarters of revenue for the contract services segment. USEC’s contract services work at Portsmouth was largely completed in September 2011 and revenue for that segment is expected to decline significantly in 2012. Contract services segment revenue will also be affected by any decision regarding continued production at Paducah, and our subsidiary NAC will represent a growing percentage of revenue for the segment.

The Company expects to make a decision regarding operation of the Paducah plant by May 2012, although WARN Act notices to affected employees could be sent out well before that date. USEC is engaged in a multi-faceted review regarding the facility that involves customers, DOE and power supplier TVA. USEC has significant inventory of LEU and expects to continue to purchase LEU from Russia. However, based on our current view of the market, USEC does not see sufficient demand to support production of low enriched uranium for utility customers after our power contract with TVA expires. A decision to cease commercial enrichment would affect financial results for 2012. For example, expensing certain assets at Paducah, such as previously capitalized leasehold improvements, machinery and equipment located there could be accelerated. USEC could also incur significant costs related to severance costs and curtailment charges related to our postretirement benefit plans. Such costs would likely result in a significant net loss for the year. Alternatively, in lieu of a decision to cease full Paducah commercial operations, the company could pursue reduced operations or take actions to reduce fixed costs at the plant that could have negative consequences on results of operations and financial condition.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Forward Looking Statements

This news release contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the ongoing transition of our business, including uncertainty regarding the continued operation of the Paducah gaseous diffusion plant beyond May 2012 and uncertainty regarding continued funding for the American Centrifuge project and the impact of decisions we may make in the near term on our business and prospects; the impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects;  the impact of excess supply in the market and the lack of uncommitted demand for low enriched uranium over the next 2-4 years; the potential impacts of a decision to cease enrichment operations at Paducah; the outcome of ongoing discussions with the U.S. Department of Energy (“DOE”) regarding the research, development and demonstration (“RD&D”) program, including uncertainty regarding the timing, amount and availability of funding for such RD&D program and the dependency of government funding on Congressional appropriations and the potential for us to make a decision at any time to further reduce spending and demobilize the project based on the timing and likelihood of an agreement with DOE and any government funding; the impact of any conditions that are placed on us or on the American Centrifuge project in connection with or as a condition to the RD&D program or other funding, including a restructuring of our role and investment in the project; limitations on our ability to provide any required cost sharing under the RD&D program; the ultimate success of efforts to obtain a DOE loan guarantee for the American Centrifuge project, including the ability through the RD&D program or otherwise to address the concerns raised by DOE with respect to the financial and project execution depth of the project, and the timing and terms thereof; the impact of actions we have taken or may take to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, and impacts to cost and schedule; the impact of delays in the American Centrifuge project and uncertainty regarding our ability to remobilize the project; the potential for DOE to seek to exercise its remedies under the June 2002 DOE-USEC agreement; risks related to the completion of the remaining two phases of the three-phased strategic investment by Toshiba Corporation (“Toshiba”) and Babcock & Wilcox Investment Company (“B&W”), including uncertainty regarding the potential participation of Toshiba and B&W in any potential project structure that may be required under the RD&D program, and the potential for immediate termination of the securities purchase agreement governing their investments; certain restrictions that may be placed on our business as a result of the transactions with Toshiba and B&W; our ability to achieve the benefits of any strategic relationships with Toshiba and B&W; our ability to extend, renew or replace our credit facility that matures on May 31, 2013 and the impact of a failure to timely renew on our ability to continue as a going concern; restrictions in our credit facility that may impact our operating and financial flexibility and spending on the American Centrifuge project; our ability to actively manage and enhance our liquidity and working capital and the potential adverse consequences of any actions taken on the long term value of our ongoing operations; uncertainty regarding the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries of LEU from Russia under a commercial agreement (the “Russian Contract”) with a Russian government entity known as Techsnabexport (“TENEX”) and on a single production facility and the potential for us to cease commercial enrichment of uranium in the event of a decision to shut down Paducah enrichment operations; limitations on our ability to import the Russian LEU we buy under the new supply agreement into the United States and other countries; our inability under many existing long-term contracts to directly pass on to customers increases in our costs; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our contracts with the U.S. government; risks related to delays in payment for our contract services work performed for DOE; changes in U.S. government priorities and the availability of government funding, including loan guarantees; our subsidiary NAC may not perform as expected; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; risks related to the underfunding of our defined benefit pension plans and the impact of the potential requirement to accelerate the funding of these obligations on our liquidity; uncertainty regarding the continued capitalization of certain assets related to the American Centrifuge Plant and the impact of a potential impairment of these assets on our results of operations; the impact of potential changes in the ownership of our stock on our ability to realize the value of our deferred tax benefits; the timing of recognition of previously deferred revenue; and other risks and uncertainties in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.usec.com. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.

Contact:

Media: Paul Jacobson (301) 564-3399

Investors: Steve Wingfield (301) 564-3354

USEC Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Revenue:
Separative work units	$394.2	$519.6	$1,330.9	$1,521.4
Uranium	28.7	71.6	131.8	236.1
Contract services	39.5	75.2	209.1	277.9
Total revenue	462.4	666.4	1,671.8	2,035.4
Cost of sales:
Separative work units and uranium	416.8	546.0	1,391.1	1,623.2
Contract services	35.4	70.8	196.5	253.8
Total cost of sales	452.2	616.8	1,587.6	1,877.0
Gross profit	10.2	49.6	84.2	158.4
Advanced technology costs	187.0	29.9	273.2	110.2
Selling, general and administrative	14.3	15.5	62.1	58.9
Other (income)	-	(12.0)	(3.7)	(44.4)
Operating income (loss)	(191.1)	16.2	(247.4)	33.7
Preferred stock issuance	-	1.8	-	6.6
Interest expense	11.3	0.2	11.6	0.6
Interest (income)	(0.1)	-	(0.5)	(0.4)
Income before income taxes	(202.3)	14.2	(258.5)	26.9
Provision for income taxes	293.7	5.2	282.2	19.4
Net income (loss)	$(496.0)	$9.0	$(540.7)	$7.5

Net income (loss) per share – basic	$(4.09)	$.08	$(4.48)	$.07
Net income (loss) per share – diluted	$(4.09)	$.05	$(4.48)	$.05
Weighted average number of shares outstanding:
Basic	121.3	113.2	120.8	112.8
Diluted	121.3	177.6	120.8	166.6

USEC Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(millions, except share and per share data)

	December 31,
	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$37.6	$151.0
Accounts receivable, net	162.0	308.6
Inventories:
Separative work units	1,048.6	947.4
Uranium	690.0	562.5
Materials and supplies	13.4	12.6
Total Inventories	1,752.0	1,522.5
Deferred income taxes, net of valuation allowance	-	47.5
Deferred costs associated with deferred revenue	175.5	152.9
Other current assets	64.8	71.6
Total Current Assets	2,191.9	2,254.1
Property, Plant and Equipment, net	1,187.1	1,231.4
Other Long-Term Assets
Deferred income taxes, net of valuation allowance	-	204.5
Deposit for surety bonds	151.3	140.8
Deferred financing costs, net	12.2	10.6
Goodwill	6.8	6.8
Total Other Long-Term Assets	170.3	362.7
Total Assets	$3,549.3	$3,848.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$120.1	$172.4
Payables under Russian Contract	206.9	201.2
Inventories owed to customers and suppliers	870.1	715.8
Deferred revenue and advances from customers	205.2	179.1
Credit facility term loan	85.0	-
Convertible preferred stock, current, 85,900 shares issued	88.6	-
Total Current Liabilities	1,575.9	1,268.5
Long-Term Debt	530.0	660.0
Convertible Preferred Stock, non-current, 75,800 shares issued	-	78.2
Other Long-Term Liabilities
Depleted uranium disposition	145.2	125.4
Postretirement health and life benefit obligations	207.8	178.7
Pension benefit liabilities	258.3	145.4
Other liabilities	79.7	78.2
Total Other Long-Term Liabilities	691.0	527.7
Stockholders’ Equity
Preferred stock, par value $1.00 per share, 25,000,000 shares
authorized, no shares recorded as stockholders’ equity	-	-
Common stock, par value $.10 per share, 250,000,000 shares
authorized, 130,273,000 and 123,320,000 shares issued	13.0	12.3
Excess of capital over par value	1,212.5	1,172.8
Retained earnings (deficit)	(210.8)	329.9
Treasury stock, 7,082,000 and 8,090,000 shares	(49.4)	(57.1)
Accumulated other comprehensive loss, net of tax	(212.9)	(144.1)
Total Stockholders’ Equity	752.4	1,313.8
Total Liabilities and Stockholders’ Equity	$3,549.3	$3,848.2

USEC Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Years Ended December 31,
	2011	2010	2009
Cash Flows From Operating Activities
Net income (loss)	$(540.7)	$7.5	$58.5
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	50.1	43.3	31.9
Deferred income taxes	301.6	44.3	(1.6)
Other non-cash income on release of disposal obligation	(0.6)	(44.4)	-
Preferred stock issuance costs and capitalized dividends paid-in-kind	10.4	8.5	-
Expense of American Centrifuge capital assets	146.6	-	-
Gain on extinguishment of convertible senior notes	(3.1)	-	-
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	146.6	(117.2)	(37.3)
Inventories, net – (increase) decrease	(75.2)	25.1	269.9
Payables under Russian Contract – increase	5.7	66.4	13.3
Deferred revenue, net of deferred costs – increase (decrease)	5.2	(10.6)	(3.9)
Accrued depleted uranium disposition – increase (decrease)	19.8	(30.2)	36.1
Accounts payable and other liabilities – increase (decrease)	(10.6)	23.5	44.6
Other, net	0.5	6.3	31.9
Net Cash Provided by Operating Activities	56.3	22.5	443.4

Cash Flows Used in Investing Activities
Capital expenditures	(152.8)	(162.2)	(441.3)
Deposits for surety bonds, net (increase) decrease	(10.4)	17.6	(22.5)
Net Cash (Used in) Investing Activities	(163.2)	(144.6)	(463.8)

Cash Flows Provided by (Used in) Financing Activities
Borrowings under credit facility	80.9	38.7	196.6
Repayments under credit facility	(80.9)	(38.7)	(196.6)
Proceeds from credit facility term loan	-	85.0	-
Proceeds from issuance of convertible preferred stock and warrants	-	75.0	-
Repayment and repurchases of senior notes	-	-	(95.7)
Payments for deferred financing costs and preferred stock issuance costs	(5.0)	(16.4)	(0.7)
Common stock issued (purchased), net	(1.5)	(1.8)	(0.4)
Net Cash Provided by (Used in) Financing Activities	(6.5)	141.8	(96.8)
Net Increase (Decrease)	(113.4)	19.7	(117.2)
Cash and Cash Equivalents at Beginning of Period	151.0	131.3	248.5
Cash and Cash Equivalents at End of Period	$37.6	$151.0	$131.3

Supplemental Cash Flow Information
Interest paid, net of capitalized interest	$4.5	$-	$0.7
Income taxes paid, net of refunds	-	3.2	4.5